Exhibit 99.1

CHECKERS DRIVE-IN RESTAURANTS, INC.

4300 West Cypress Street, Suite 600  *  Tampa, FL  33607  *  (813) 283-7000   *   (813) 283-7001

NEWS RELEASE

CHECKERS DRIVE-IN RESTAURANTS, INC.
REPORTS SECOND QUARTER 2005 EARNINGS

TAMPA, FL., July 28, 2005 -- Checkers Drive-In Restaurants, Inc. (NASDAQ: CHKR) today announced earnings for the fiscal second quarter ended June 20, 2005.

Highlights for the second quarter of 2005 compared to the year-ago quarter are as follows:

Total revenue increased to $45.7 million, while operating 15 fewer restaurants
Company-owned and franchised same store sales grew 3.9% and 3.1%, respectively
Diluted earnings per share were $0.25

Highlights for the first two quarters of 2005 compared to the year-ago period are as follows:

Total revenue increased to $90.1 million
Company-owned and franchised same store sales grew 5.1% and 4.6%, respectively
Diluted earnings per share were $0.46

Second quarter 2005 results:

Total revenue, including franchise royalty and fee income, was $45.7 million for the quarter ended June 20, 2005, compared to $45.6 million for the quarter ended June 14, 2004.  Company-owned restaurants generated sales of $41.5 million versus $41.3 million in the second quarter of 2004.  The Company achieved these results while operating 15 fewer restaurants at the end of the second quarter of 2005 compared to the second quarter of 2004. The reduction in restaurants was primarily due to the sale of Company-owned restaurants to franchisees.  During the second quarter of 2005, Company-owned same store sales increased 3.9%.

Franchise royalty revenue increased to $4.1 million from $4.0 million in the second quarter of 2004, while franchise same store sales grew 3.1%.  Franchise fees and other income was $58,000, compared to $273,000 in the same quarter last year.

Net income for the second quarter of 2005 was $3.1 million, or $0.25 per diluted share, compared to $3.2 million, or $0.25 per diluted share in the same quarter last year.  The second quarter of 2005 included $387,000 in incremental depreciation and amortization expense relative to the same quarter in 2004, primarily due to depreciation on $16.2 million in capital expenditures for new stores, remodels and restaurant acquisitions since the second quarter of 2004.  The second quarter of 2005 also included consulting costs of $72,000 associated with exploring strategic alternatives and a $300,000 income tax credit relating to the allowance for net operating loss carryforwards.  The second quarter of 2004 included $240,000 in franchise fees relating to the sale of eight restaurants in Atlanta.  The Company recorded $1.4 million in income tax expense for the second quarter of 2005, although only minimal income taxes are expected to be paid in 2005, as net operating loss carryforwards will be used to offset the majority of taxable income.

Keith Sirois, Checkers Drive-In Restaurants, Inc.’s Chief Executive Officer and President, stated, “The benefits of positive same store sales momentum were offset by the margin pressure we faced this quarter.  Our restaurant-level operations were adversely affected by higher food costs, particularly for beef, while higher depreciation costs reflected the significant brand-building investments we made during the past year in new stores and remodels.  We are pleased, however, with our progress in managing restaurant labor costs, which were down 70 basis points for the quarter, despite pressure on hourly wage rates.  For the balance of the year, we will stay vigilant in controlling our operating costs, while enhancing the guest experience.”

At the end of the second quarter, Checkers had a system-wide total of 791 stores, of which 206 were Company-owned and 585 were franchised.

First two quarters of fiscal 2005 results:

Total revenue, including franchise royalty and fee income, for the two quarters ended June 20, 2005 was $90.1 million compared to $88.6 million for the same two quarters ended June 14, 2004.  Company-owned stores generated sales of $81.9 million in fiscal 2005 versus $80.6 million in fiscal 2004, while year-to-date same store sales increased 5.1%.

During the first two quarters of 2005, franchise royalty revenues increased to $8.1 million from $7.8 million a year ago while franchise fees and other income were $96,000 compared to $319,000 in the same period of the prior year.  Franchise same store sales grew 4.6% on a year-to-date basis.

Net income for the first two quarters of 2005 was $5.6 million, or $0.46 per diluted share, compared with net income of $5.7 million, or $0.44 per diluted share for the first two quarters of 2004.  The first two quarters of 2005 included $681,000 in incremental depreciation and amortization expense, $251,000 in audit fees relating to our former auditors, $72,000 in consulting fees associated with exploring strategic alternatives and a $300,000 income tax credit relating to the allowance for net operating loss carryforwards.  The first two quarters of 2004 included $240,000 in franchise fees relating to the sale of eight restaurants in Atlanta.

Mr. Sirois concluded, “Enhancing long-term shareholder value is our primary concern, and we are exploring every option available to us to ensure that our financial performance and growth prospects are fully appreciated by the investment community.  Our track record of building a strong and sustainable Checkers/Rally’s brand through same store sales growth, cash flow generation, effective marketing and promotional campaigns, and of course, strong franchisee relationships, all point to a bright future for our Company.  We are in the midst of evaluating strategic alternatives, and, at the appropriate time, look forward to communicating and pursuing those we believe are in the best interests of our shareholders.”

About Checkers Drive-In Restaurants, Inc.
Checkers Drive-In Restaurants, Inc. (www.checkers.com) is the largest double drive-thru restaurant chain in the United States. The Company develops, owns, operates and franchises quick-service Checkers and Rally’s double drive- thru restaurants. Checkers/Rally’s is the Official Burger and Drive-Thru Restaurant of NASCAR®.  In 2005, the Company received the Nation’s Restaurant News Hot! Again Award for its sizzling business performance.

Checkers Drive-In Restaurants, Inc. will host its quarterly call to discuss the Company’s financial results for the fiscal first quarter ended June 20, 2005 on Thursday, July 28, 2005 at 5:00 p.m. Eastern time.  Individual investors can listen to the call at www.checkers.com, while institutional investors can access the call via CCBN’s password-protected event management site at www.streetevents.com.  The discussion can also be listened to live, toll free by dialing (888) 688-7966, or for international callers (706) 679-8587.  A conference call replay will be available from 6:00 p.m. Eastern time on July 28, 2005 until 11:59 p.m. Eastern time on August 11, 2005 by dialing (800) 633-8625 or for international callers (402) 977-9141.  The Conference ID for the replay is 21251642.

Except for historical information, this announcement contains “forward-looking” and “Safe Harbor” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. These forward-looking and Safe Harbor statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Factors that can cause actual results to materially differ include, but are not limited to: the uncertainties associated with litigation; increased advertising, promotions and discounting by competitors which may adversely affect sales; the ability of the Company and its franchisees to open new restaurants and operate new and existing restaurants profitably; increases in food, labor, utilities, employee benefits and similar costs; economic and political conditions where the Company or its franchisees operate; and new product and concept developments by food industry competitors. Further information regarding factors that could affect the Company’s financial and other results is included in the Company’s Forms 10Q and 10K, filed with the Securities and Exchange Commission.

Contacts:
Investor Relations	Media Relations:
Brad Cohen	Kim Francis
Integrated Corporate Relations, Inc.	Checkers Drive-In Restaurants, Inc.
(203) 682-8211	(813) 283-7078

CHECKERS DRIVE-IN RESTAURANTS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
(Dollars in thousands except per share amounts)
(UNAUDITED)

	Quarter Ended		Two Quarters Ended

	June 20, 2005	June 14, 2004	June 20, 2005	June 14, 2004

REVENUES:
Restaurant sales	$41,494	$41,330	$81,915	$80,556
Franchise royalty revenue	4,134	4,025	8,067	7,764
Franchise fees and other income	58	273	96	319

Total revenues	45,686	45,628	90,078	88,639

COSTS AND EXPENSES:
Restaurant food and paper costs	13,463	13,285	26,287	25,433
Restaurant labor costs	11,873	12,123	23,599	24,304
Restaurant occupancy expenses	2,478	2,702	4,699	5,447
Restaurant depreciation and amortization	1,727	1,293	3,430	2,662
Other restaurant operating expenses	5,109	5,100	10,065	9,628
General and administrative expenses	3,663	3,613	7,483	6,945
Advertising	2,423	2,505	4,985	4,808
Other depreciation and amortization	221	268	447	534
Restaurant retirement costs, net	(26)	(281)	(128)	(308)
Loss (gain) on sale of assets, net	20	(134)	188	(255)

Total costs and expenses	40,951	40,474	81,055	79,198

Operating income	4,735	5,154	9,023	9,441
OTHER INCOME (EXPENSE):
Interest income	221	221	510	465
Interest expense	(480)	(510)	(983)	(1,061)

Income before income tax expense	4,476	4,865	8,550	8,845
Income tax expense	1,408	1,676	2,965	3,177

Net income	$3,068	$3,189	$5,585	$5,668

Comprehensive income	$3,068	$3,189	$5,585	$5,668

Basic net earnings per share	$0.27	$0.26	$0.50	$0.47

Diluted net earnings per share	$0.25	$0.25	$0.46	$0.44

Weighted average number of common shares outstanding:
Basic	11,226	12,065	11,167	12,068
Diluted	12,180	12,855	12,223	12,867

See accompanying notes to consolidated financial statements.

CHECKERS DRIVE-IN RESTAURANTS, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(UNAUDITED)

	June 20, 2005	January, 3 2005

Current Assets:
Cash and cash equivalents	$11,045	$7,075
Accounts, notes and leases receivable, net	2,448	2,633
Inventory	1,037	1,062
Prepaid rent	462	1,246
Deferred income tax assets	4,095	4,894
Property and equipment held for sale	1,553	1,560
Other current assets	1,051	383

Total current assets	21,691	18,853
Restricted cash	4,392	3,943
Property and equipment, net	55,468	55,309
Notes receivable, net - less current portion	5,726	5,082
Leases receivable, net- less current portion	4,389	4,555
Intangible assets, net	23,946	24,024
Deferred income tax assets	10,032	11,094
Other assets, net	1,064	1,170

Total assets	$126,708	$124,030

Current Liabilities:
Current maturities of long-term debt and obligations under capital leases	$1,842	$2,064
Accounts payable	4,065	4,724
Reserves for restaurant relocations and abandoned sites	599	785
Accrued wages and benefits	2,503	2,890
Accrued self insurance	1,331	1,390
Accrued liabilities	3,670	6,180

Total current liabilities	14,010	18,033
Long-term debt, less current maturities	15,960	17,082
Obligations under capital leases, less current maturities	3,539	3,694
Long-term reserves for restaurant relocations and abandoned sites	2,959	3,326
Deferred revenue	5,058	4,895
Accrued self insurance	2,799	2,860
Other long-term liabilities	1,219	1,188

Total liabilities	45,544	51,078
Stockholders’ Equity:
Preferred stock, $.001 par value, authorized 2,000,000 shares, none issued at June 20, 2005 and January 3, 2005	—	—
Common stock, $.001 par value, authorized 175,000,000 shares, issued 13,145,788 at June 20, 2005 and 12,812,826 at January 3, 2005	13	13
Additional paid-in capital	152,630	150,003
Accumulated deficit	(53,507)	(59,092)

	99,136	90,924
Less: Treasury stock, 1,785,900 shares at June 20, 2005 and January 3, 2005, at cost	(17,972)	(17,972)

Total stockholders’ equity	81,164	72,952

	$126,708	$124,030

See accompanying notes to the consolidated financial statements.

Restaurants Operating in the System
For the Quarters Ended

	Sept. 8, 2003	Dec. 29, 2003	March 22, 2004	June 14, 2004	Sept. 6, 2004	Jan. 3, 2005	March 28, 2005	June 20, 2005

Company-operated:
Beginning of quarter	242	242	222	222	221	210	207	205
Openings/transfers in	1	5	—	7	2	1	1	2
Closings/transfers out	(1)	(25)	—	(8)	(13)	(4)	(3)	(1)

End of quarter	242	222	222	221	210	207	205	206

Franchise:
Beginning of quarter	539	540	562	565	566	581	581	587
Openings/transfers in	2	31	3	10	15	5	7	5
Closings/transfers out	(1)	(9)	—	(9)	—	(5)	(1)	(7)

End of quarter	540	562	565	566	581	581	587	585

Total	782	784	787	787	791	788	792	791